Exhibit 99.1

IMMEDIATE RELEASE	Contact: Dennis G. Moore
FOR:	Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 24, 2017 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 25, 2017.

Sales increased 7% to $246.5 million from $229.7 million in last year’s second quarter. Net earnings increased 3% to $16.0 million in the current quarter from $15.6 million last year. Earnings per diluted share increased 2% to $.85 for the second quarter from $.83 last year. Operating income increased 4% to $24.1 million in the current quarter from $23.3 million in the year ago quarter.

For the six months ended March 25, 2017, sales increased 4% to $472.1 million from $452.6 million in last year’s first half.  Net earnings increased 3% to $29.5 million in the six months from $28.6 million last year. Earnings per diluted share increased 3% to $1.57 from $1.52 last year. Operating income increased 4% to $43.4 million this year from $41.6 million last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“Our food service group had a strong quarter led by improved sales and operating efficiencies.   The acquisition of Hill and Valley cookie brands contributed significantly to sales for the period, but had only a marginal benefit to operating income.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S, CALIFORNIA CHURROS and OREO** Churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**OREO and the OREO wafer design are registered trademarks of Mondelez International group, used under license.

- more-

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 25,	March 26,	March 25,	March 26,
	2017	2016	2017	2016

Net Sales	$246,513	$229,710	$472,083	$452,560

Cost of goods sold	173,696	160,961	333,371	319,976
Gross Profit	72,817	68,749	138,712	132,584

Operating expenses
Marketing	21,529	20,364	41,864	39,993
Distribution	18,508	17,522	36,672	35,778
Administrative	8,718	7,637	16,816	15,327
Other general income	(49)	(53)	(78)	(153)
Total Operating Expenses	48,706	45,470	95,274	90,945

Operating Income	24,111	23,279	43,438	41,639

Other income (expense)
Investment income	1,175	977	2,402	2,137
Interest expense & other	(545)	(31)	(571)	(63)

Earnings before income taxes	24,741	24,225	45,269	43,713

Income taxes	8,754	8,637	15,742	15,147

NET EARNINGS	$15,987	$15,588	$29,527	$28,566

Earnings per diluted share	$0.85	$0.83	$1.57	$1.52

Weighted average number of diluted shares	18,821	18,752	18,804	18,796

Earnings per basic share	$0.85	$0.84	$1.58	$1.53

Weighted average number of basic shares	18,711	18,637	18,698	18,662

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 25,	September 24,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$86,275	$140,652
Marketable securities held to maturity	37,176	13,539
Accounts receivable, net	110,349	98,325
Inventories	105,744	88,684
Prepaid expenses and other	8,776	13,904
Total current assets	348,320	355,104

Property, plant and equipment, at cost
Land	2,482	2,512
Buildings	26,741	26,741
Plant machinery and equipment	235,477	227,614
Marketing equipment	267,644	278,299
Transportation equipment	7,829	7,637
Office equipment	23,929	22,136
Improvements	35,392	34,750
Construction in progress	14,902	5,356
Total Property, plant and equipment, at cost	614,396	605,045
Less accumulated depreciation and amortization	411,916	420,832
Property, plant and equipment, net	202,480	184,213

Other assets
Goodwill	99,975	86,442
Other intangible assets, net	56,510	41,819
Marketable securities held to maturity	85,112	90,732
Marketable securities available for sale	29,960	29,465
Other	2,680	2,712
Total other assets	274,237	251,170
Total Assets	$825,037	$790,487

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$352	$365
Accounts payable	67,471	62,026
Accrued insurance liability	9,564	10,119
Accrued liabilities	8,932	6,161
Accrued compensation expense	12,081	16,340
Dividends payable	7,859	7,280
Total current liabilities	106,259	102,291

Long-term obligations under capital leases	1,067	1,235
Deferred income taxes	59,076	48,186
Other long-term liabilities	2,552	801

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,716,000 and 18,668,000 respectively	28,341	25,332
Accumulated other comprehensive loss	(12,130)	(13,415)
Retained Earnings	639,872	626,057
Total stockholders' equity	656,083	637,974
Total Liabilities and Stockholders' Equity	$825,037	$790,487

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (in thousands)

	Six Months Ended

	March 25,	March 26,
	2017	2016
Operating activities:
Net earnings	$29,527	$28,566
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	18,431	16,761
Amortization of intangibles and deferred costs	2,279	2,909
Share-based compensation	1,429	1,055
Deferred income taxes	(323)	(139)
Loss on sale of marketable securities	-	406
Other	498	289
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(7,940)	(285)
Increase in inventories	(10,866)	(18,128)
Decrease (increase) in prepaid expenses	9,464	(1,054)
Decrease in accounts payable and accrued liabilities	(1,737)	(2,079)
Net cash provided by operating activities	40,762	28,301
Investing activities:
Purchases of companies, net of cash acquired and debt assumed	(31,111)	-
Purchases of property, plant and equipment	(32,983)	(23,735)
Purchases of marketable securities	(23,726)	(31,286)
Proceeds from redemption and sales of marketable securities	5,104	5,384
Proceeds from disposal of property and equipment	964	835
Other	(163)	582
Net cash used in investing activities	(81,915)	(48,220)
Financing activities:
Payments to repurchase common stock	(1,682)	(11,758)
Proceeds from issuance of stock	3,218	1,984
Payments on capitalized lease obligations	(182)	(176)
Payment of cash dividend	(15,133)	(14,006)
Net cash used in financing activities	(13,779)	(23,956)
Effect of exchange rate on cash and cash equivalents	555	(477)
Net decrease in cash and cash equivalents	(54,377)	(44,352)
Cash and cash equivalents at beginning of period	140,652	133,689
Cash and cash equivalents at end of period	$86,275	$89,337

J & J SNACK FOODS CORP. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited) (in thousands)

	Three months ended		Six months ended
	March 25,	March 26,	March 25.	March 26,
	2017	2016	2017	2016

Sales to External Customers:
Food Service
Soft pretzels	$42,993	$42,834	$84,487	$81,533
Frozen juices and ices	9,693	10,971	17,172	19,286
Churros	14,719	13,697	29,157	27,633
Handhelds	8,102	7,178	15,581	13,324
Bakery	83,804	70,424	159,083	147,025
Other	4,767	3,619	8,895	6,674
Total Food Service	$164,078	$148,723	$314,375	$295,475

Retail Supermarket
Soft pretzels	$9,186	$9,735	$18,130	$18,475
Frozen juices and ices	13,191	12,907	23,042	21,971
Handhelds	3,376	3,433	6,826	7,308
Coupon redemption	(895)	(511)	(2,154)	(1,085)
Other	754	1,136	1,387	1,291
Total Retail Supermarket	$25,612	$26,700	$47,231	$47,960

Frozen Beverages
Beverages	$31,822	$30,544	$60,098	$58,614
Repair and maintenance service	17,687	16,944	35,778	34,707
Machines sales	7,012	6,237	14,051	14,969
Other	302	562	550	835
Total Frozen Beverages	$56,823	$54,287	$110,477	$109,125

Consolidated Sales	$246,513	$229,710	$472,083	$452,560

Depreciation and Amortization:
Food Service	$6,395	$5,684	$12,127	$11,069
Retail Supermarket	360	288	638	574
Frozen Beverages	4,044	4,073	7,945	8,027
Total Depreciation and Amortization	$10,799	$10,045	$20,710	$19,670

Operating Income :
Food Service	$19,636	$18,520	$36,690	$34,422
Retail Supermarket	2,454	2,469	3,500	3,559
Frozen Beverages	2,021	2,290	3,248	3,658
Total Operating Income	$24,111	$23,279	$43,438	$41,639

Capital Expenditures:
Food Service	$12,026	$5,425	$18,613	$13,509
Retail Supermarket	131	43	213	199
Frozen Beverages	9,427	4,963	14,157	10,027
Total Capital Expenditures	$21,584	$10,431	$32,983	$23,735

Assets:
Food Service	$616,971	$545,344	$616,971	$545,344
Retail Supermarket	23,502	24,432	23,502	24,432
Frozen Beverages	184,564	175,331	184,564	175,331
Total Assets	$825,037	$745,107	$825,037	$745,107

Results of Operations

Net sales increased $16,803,000 or 7% to $246,513,000 for the three months and $19,523,000 or 4% to $472,083,000 for the six months ended March 25, 2017 compared to the three and six months ended March 26, 2016. Excluding sales of Hill & Valley, acquired December 30, 2016, sales for the three months increased $7,320,000, or 3% and sales for the six months increased $10,040,000, or 2% from last year.

FOOD SERVICE

Sales to food service customers increased $15,355,000 or 10% in the second quarter to $164,078,000 and increased $18,900,000 or 6% for the six months. Excluding sales of Hill & Valley, sales increased $5,872,000, or 4%, for the second quarter and $9,417,000, or 3% for the six months. Soft pretzel sales to the food service market increased 4% to $84,487,000 in the six months with sales increases to schools, convenience stores and restaurant chains.

Frozen juices and ices sales decreased 12% to $9,693,000 in the three months and decreased 11% to $17,172,000 in the six months resulting from lower sales to warehouse club stores. Churro sales to food service customers increased 7% to $14,719,000 in the second quarter and 6% to $29,157,000 in the six months with increased sales to restaurant chains and warehouse club stores.

Sales of bakery products increased $13,380,000 or 18% in the second quarter to $83,804,000 and increased $12,058,000 or 8% for the six months. Excluding sales of Hill & Valley, sales increased $3,897,000, or 6%, for the second quarter and $2,575,000, or 2% for the six months with sales increases and decreases spread across our customer base.

Sales of handhelds increased $924,000 or 13% in the quarter and $ 2,257,000 or 17% for the six months with all of the increase coming from sales to three customers in the quarter and five customers in the six months. Sales of funnel cake increased $1,066,000 or 32% in the quarter and $2,213,000 or 36% for the six months primarily due to increased sales to school food service and restaurant chains.

Sales of new products in the first twelve months since their introduction were approximately $9 million in this quarter and $16 million in the six months. Price increases had a marginal impact on sales in the quarter and for the six months and net volume increases, including new product sales as defined above and Hill & Valley sales , accounted for approximately $15 million of sales in the quarter and $ 19 million of sales in the six months.

Operating income in our Food Service segment increased from $18,520,000 to $19,636,000 in the quarter and increased from $34,422,000 to $36,690,000 in the six months. Operating income for both periods benefitted from sales increases, improved operations and lower ingredient costs. Hill & Valley contributed $144,000 to operating income in the second quarter.

RETAIL SUPERMARKETS

     Sales of products to retail supermarkets decreased $1,088,000 or 4% to $25,612,000 in the second quarter and decreased $729,000 or 2% to $47,231,000 in the six months.  Soft pretzel sales for the second quarter were down 6% to $9,186,000 and were down 2% to $18,130,000 for the six months with sales decreases across customers and products. Sales of frozen juices and ices increased $284,000 or 2% to $13,191,000 in the second quarter and were up $1,071,000 to $23,042,000 for the six months led by increased sales of our WHOLEFRUIT products.    Handheld sales to retail supermarket customers decreased 2% to $3,376,000 in the quarter and decreased 7% to $6,826,000 for the six months, even though trade spending for the introduction of new products, which is a reduction of sales , was less this year by approximately $600,000 for the quarter and $800,000 for the six months.

Sales of new products in the second quarter were approximately $200,000 and were $750,000 for the six months. Price increases had a marginal impact on sales in the quarter and for the six months and net volume decreases, including new product sales as defined above and net of increased coupon costs, lowered sales by about $1.4 million in in the quarter and the six months.

     Operating income in our Retail Supermarkets segment was $2,454,000 in this year’s quarter compared to $2,469,000 in last year’s quarter and was $3,500,000 in this year’s six months compared to $3,559,000 in last year’s six months. Lower trade spending for the introduction of new products compared to last year offset the negative factors of generally lower sales and higher coupon expenses in both periods.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 5% to $56,823,000 in the second quarter and increased 1% to $110,477,000 in the six month period. Beverage related sales alone were up 4% to $31,822,000 in the second quarter and were up 3% to $60,098,000 in the six month period. Gallon sales were up 4% for the three months and were up 2% for the six month period primarily due to higher sales to movie theaters but with higher sales to other customer groups as well. Service revenue increased 4% to $17,687,000 in the second quarter and increased 3% to $35,778,000 for the six month period with sales increases and decreases spread throughout our customer base.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $7,012,000, an increase of 12% from last year’s second quarter and were $14,051,000, or 6% lower than last year, in the six month period.

     Operating income in our Frozen Beverage segment decreased to $2,021,000 in this quarter and to $3,248,000 for the six months compared to $2,290,000 and $3,658,000 in last years’ periods, respectively. Higher payroll costs including higher group health insurance costs of about $208,000 and $545,000 in the quarter and six months, respectively, contributed to the lower operating income in both periods.

CONSOLIDATED

Gross profit as a percentage of sales was 29.54% in the three month period this year and 29.93% last year. For the six month period, gross profit as a percentage of sales was 29.38% this year and 29.30% a year ago. More than 1/2 of the gross profit percentage decrease in the quarter resulted from the lower gross profit percentage of the Hill & Valley business. Higher costs in our frozen beverages business also impacted the gross margin percentage in the quarter. For the six months, the negative impact of the lower Hill & Valley gross profit percentage and higher costs in our frozen beverages business were offset by improved sales, lower ingredient costs and improved operating efficiencies in our food service segment as well as by lower trade spending for the introduction of new products compared to last year in our retail supermarkets segment.

Total operating expenses increased $3,236,000 in the second quarter and as a percentage of sales was 19.8% in both years. For the first half, operating expenses increased $4,329,000, and as a percentage of sales increased from 20.1% to 20.2%. Marketing expenses were 8.7% of sales in this year’s quarter and 8.9% last year and were 8.9% in this year’s six months compared to 8.8% to of sales in last year’s six months. Distribution expenses were 7.5% of sales in this year’s quarter and were 7.6% of sales in last year’s quarter, and were 7.8% in this year’s six month period and 7.9% of sales last years’ six month period. Administrative expenses were 3.5% of sales this quarter and 3.6% for the six month period compared to 3.3% of sales last year in the second quarter and 3.4% for the six months.

Operating income increased $832,000 or 4% to $24,111,000 in the second quarter and increased $1,799,000 or 4% to $43,438,000 in the first half as a result of the aforementioned items.

Investment income increased by $198,000 and $265,000 in the second quarter and six months, respectively, primarily because last year’s quarter and six months included losses on the sales of marketable securities of $297,000 and $406,000, respectively.

Other expense for the quarter and six months this year includes $514,000 of acquisition costs for the Hill & Valley purchase.

The effective income tax rate has been estimated at 35.4% and 35.7% for the quarter this year and last year, respectively and 34.8% and 34.7% for the six months this year and last year, respectively.

Net earnings increased $399,000 or 3% in the current three month period to $15,987,000 and were $29,527,000 for the six months this year compared to $28,566,000 for the six month period last year, an increase of 3%.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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